EXHIBIT 99A.9


                               Exhibit 4(a)
              Specimen Flexible Payment Variable Accumulation
                         Deferred Annuity Contract


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                              WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

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IN THIS CONTRACT Western Reserve Life Assurance Co. Of Ohio will be referred to as WE, OUR or US. OFFICE refers to our Administrative Office located in Clearwater, Florida.

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WE agree to pay the benefits of this Contract in accordance with its provisions.
CONTRACT VALUES DURING THE ACCUMULATION PERIOD WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE CONTRACT VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE APPLICABLE SUB-ACCOUNTS IN THE SEPARATE ACCOUNT. CONTRACT VALUES, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SUB-ACCOUNT OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

THE CONSIDERATION for this Contract is the application and the payment of the Initial Payment.

THE ANNUITANT, OWNER, AND BENEFICIARY are as shown in the application unless changed in accordance with the provisions of this Contract.

THE PROVISIONS on the following pages are part of this Contract.

IN WITNESS WHEREOF, we have signed this Contract at our Office in Clearwater, Florida as of the Contract Date.

          ABCD                                 ABCD
               Secretary                                President

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RIGHT TO EXAMINE CONTRACT - The Owner may cancel this Contract at any time within ten days after receipt by returning it to us at P.O. Box 5068, Clearwater, Florida 34618. If the Contract is returned within this period, we will pay to the Owner the sum of:

1. The purchase payments received; plus (or minus)
2. The accumulated gains (or losses), if any, in the Separate Account for this Contract as of the date we receive the returned Contract.

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                FLEXIBLE PAYMENT VARIABLE ACCUMULATION DEFERRED ANNUITY

                         Death Benefit Prior to Maturity
                   Monthly Annuity Commencing on Maturity Date
                        Non-Participating - No Dividends

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                                 CONTRACT GUIDE

ENDORSEMENTS................................................................   2

CONTRACT SCHEDULE...........................................................   3

DEATH BENEFIT PROVISIONS....................................................   4

DEFINITIONS.................................................................   5

SEPARATE ACCOUNT PROVISIONS.................................................   6

GENERAL PROVISIONS..........................................................   8

PURCHASE PAYMENT PROVISIONS.................................................   9

CONTRACT VALUE PROVISIONS...................................................  10

ANNUITY PROVISIONS..........................................................  12

FIXED ACCOUNT ANNUITY PAYMENTS..............................................  13

VARIABLE ACCOUNT ANNUITY PAYMENTS...........................................  14

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                                  ENDORSEMENTS

                                     Page 2

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                       WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA

                                CONTRACT SCHEDULE

OWNER                JOHN DOE               ANNUITANT               JOHN DOE

ANNUITY OPTION       D-10 YEAR CERTAIN      CONTRACT NUMBER         01-12345678

INITIAL PAYMENT      $ 100,000.00           CONTACT DATE            JAN 01, 1992

                                            MATURITY DATE           JAN 01, 2037


                     ANTICIPATED PURCHASE PAYMENT PATTERN *

           AMOUNT                        MODE                      YEARS PAYABLE

          $1,000.00                     ANNUAL                       45 YEARS

* THE ANTICIPATED PURCHASE PAYMENT PATTERN IS BASED UPON SELECTION MADE IN THE APPLICATION. THE AMOUNT AND MODE MAY BE CHANGED IN ACCORDANCE WITH THE PURCHASE PAYMENT PROVISIONS ON PAGE 9.

SEPARATE ACCOUNT PROVISIONS

      SEPARATE ACCOUNT:                          WRL SERIES ANNUITY ACCOUNT

      MORTALITY AND EXPENSE CHARGE:              .000038356

PURCHASE PAYMENT PROVISIONS

      MAXIMUM ADDITIONAL PAYMENT:                $1,000,000

      MINIMUM ADDITIONAL PAYMENT:                $50

CONTRACT VALUE PROVISIONS

      MINIMUM ALLOCATION PERCENTAGE:             10%

      ANNUAL CONTRACT CHARGE:                    $35

      MINIMUM BALANCE:                           $5,000


      WITHDRAWAL CHARGE PERIOD:                  84 MONTHS FROM THE DATE OF EACH
                                                 PURCHASE PAYMENT

      WITHDRAWAL CHARGE PERCENTAGE (AS A PERCENTAGE OF EACH RESPECTIVE PURCHASE PAYMENT):

              MONTHS SINCE DATE OF PAYMENT                 PERCENTAGE

      12 MONTHS OR LESS                                        8%
      13 MONTHS THROUGH 24 MONTHS                              7%
      25 MONTHS THROUGH 36 MONTHS                              6%
      37 MONTHS THROUGH 48 MONTHS                              5%
      49 MONTHS THROUGH 60 MONTHS                              4%
      61 MONTHS THROUGH 72 MONTHS                              3%
      73 MONTHS THROUGH 84 MONTHS                              2%
      85 MONTHS OR MORE                                        0%

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                            DEATH BENEFIT PROVISIONS

DEATH OF ANNUITANT DURING THE ACCUMULATION PERIOD. If the Annuitant dies during the Accumulation Period and the Owner is a natural person other than the Annuitant, the Owner will automatically become the Annuitant and the Contract will continue.

If the Annuitant dies during the Accumulation Period and the Owner is either (1) the same individual as the Annuitant; or (2) other than a natural person, then the Death Benefit Proceeds as calculated below are payable to the Beneficiary.

DEATH BENEFIT PROCEEDS. If the Annuitant dies during the Accumulation Period and prior to the eighth contract year, the Death Benefit Proceeds, if payable, will be the greater of:

1. The Cash Value as of the Death Report Day; or
2. Total purchase payments (less partial withdrawals), increased by 5% on each contract anniversary prior to the Owner's age 80 (Annuitant's age 80 if the Owner is not a natural person), up to an amount not to exceed 200% of the purchase payments less partial withdrawals.

If the Annuitant dies during the Accumulation Period and after the seventh contract year, the Death Benefit Proceeds, if payable, will be the greatest of:

1. The Cash Value as of the Death Report day; or
2. Total purchase payments (less partial withdrawals), increased by 5% on each contract anniversary prior to the Owner's age 80 (Annuitant's age 80 if the Owner is not a natural person), up to an amount not to exceed 200% of the purchase payments less partial withdrawals; or
3. The Cash Value as of the seventh contract anniversary, less any amounts withdrawn from the Contract after the seventh contract year to pay for partial withdrawals.

ALTERNATIVE ELECTION. If the Beneficiary is entitled to receive the Death Benefit Proceeds, the Beneficiary may elect in lieu of a lump sum payment, one of the following options that provide for complete distribution and termination of this Contract at the end of the distribution period:

1. Within 5 years of the date of death of the Annuitant; or
2. Over the lifetime of the Beneficiary; or
3. Over a period that does not exceed the life expectancy (as defined by the Internal Revenue Code and Regulations adopted under the Code) of such Beneficiary.

For subparagraphs (1) and (3), the Annuity Value as of the Death Report Day will be adjusted to equal the Death Benefit Proceeds and this Contract will remain in force as a deferred annuity until the end of the elected distribution period. For subparagraph (2), the Maturity Date will be changed to the Death Report Day and the Death Benefit Proceeds will be used to purchase annuity payments under the Annuity Provisions of this Contract.

Subparagraphs (2) and (3) may be elected only if the Beneficiary is a natural person and payments start within one year of the date of death of the Annuitant.

In addition, if the Beneficiary is entitled to receive the Death Benefit Proceeds and is the spouse of the deceased Annuitant, then the Beneficiary may elect to become the new Annuitant and Owner and keep the Contract in force in lieu of receiving the Death Benefit Proceeds.

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                                   DEFINITIONS

ACCOUNTS. Allocation options including the Fixed Account and the Sub-Accounts of the Separate Account.

ACCUMULATION PERIOD. The period between the Contract Date and the Maturity Date while the Contract is in force.

ACCUMULATION UNIT VALUE. An accounting unit of measure used to calculate Sub-Account values for the Contract during the Accumulation Period.

ANNUITANT. The person named on the application, or as subsequently changed, to receive annuity payments. The Annuitant may be changed as provided in the Death Benefit Provisions and Annuity Provisions.

ANNUITY PROCEEDS. The amount applied to purchase periodic annuity payments. Such amount is the Annuity Value on the Maturity Date, less any applicable Premium Tax.

ANNUITY UNIT VALUE. An accounting unit of measure used to calculate annuity payments from a Sub-Account after the Maturity Date.

ANNUITY VALUE. The value as described in the Annuity Value section of the Contract Value Provisions.

CASH VALUE. The value as described in the Cash Value section of the Contract Value Provisions.

CONTINGENT BENEFICIARY. The new Beneficiary upon the current Beneficiary's death.

CONTRACT DATE. The later of the date on which payments are first received and the date the properly completed application is received by us at our Office.

DEATH BENEFIT PROCEEDS. The value as described in the Death Benefit Proceeds section of the Death Benefit Provisions.

DEATH REPORT DAY. The Valuation Date coincident with or next following the day on which we have received both: 1) due proof of death; and 2) a Written Notice for an election of a) a single sum payment or b) an alternative election as described under the Death Benefit Provisions.

FIXED ACCOUNT. An allocation option other than the Separate Account.

MATURITY DATE. The date on which the Accumulation Period ends and annuity payments are to commence. The date may be changed as provided in the Annuity Provisions.

PREMIUM TAX. Premium Tax levied by a state or other government entity. The Premium Tax will be paid when due and charged either against the purchase payment or the contract value.

SEC. The Securities and Exchange Commission.

SEPARATE ACCOUNT. A separate investment account composed of several Sub-Accounts established to receive and invest net payments under the Contract and under other variable annuity contracts issued by the Company.

SERIES FUND. A designated mutual fund from which a Sub-Account of the Separate Account will buy shares.

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SUB-ACCOUNT. A Separate Account allocation option that is made available under this Contract.

SURRENDER. The termination of the Contract at the option of the Owner.

VALUATION DATE. Each Monday through Friday except customary national business holidays on which the New York Stock Exchange is not open for business.

VALUATION PERIOD. The period commencing at the end of one Valuation Date and continuing to the end of the next succeeding Valuation Date.

WITHDRAWAL CHARGE PERIOD. The period of time during which a withdrawal charge may be imposed as shown on Page 3. For each purchase payment, the period begins on the date the payment is received by us.

WRITTEN NOTICE. Written Notice means a notice by the Owner to us requesting or exercising a right of the Owner as provided in the Contract provisions. In order for a notice to be considered a Written Notice, it must: be in writing, signed by the Owner; be in a form acceptable to us; and contain the information and documentation, as determined in our sole discretion, necessary for us to take the action requested or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by us has been received by us at our Administrative Office.

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                           SEPARATE ACCOUNT PROVISIONS

The variable benefits under this Contract are provided through the Separate Account referenced on Page 3. The assets of the Separate Account are our property. Assets equal to the liabilities of the Separate Account will not be charged with liabilities arising out of any other business we may conduct. If the assets of the Separate Account exceed the liabilities arising under the contracts supported by the Separate Account, then the excess may be used to cover the liabilities of our general account. The assets of the Separate Account shall be valued as often as any contract benefits vary, but at least monthly.

SUB-ACCOUNTS. The Separate Account has various Sub-Accounts. Each Sub-Account invests exclusively in shares of one of the portfolios of an underlying Series Fund. Assets invested after the Maturity Date may be invested in different Sub-Accounts than assets invested during the Accumulation Period. We reserve the right to add or remove any Sub-Account of the Separate Account. Income and realized and unrealized gains and losses from assets in each Sub-Account are credited to, or charged against, that Sub-Account without regard to income, gains, or losses in other Sub-Accounts. Any amount charged against the contract value for federal or state income taxes will be deducted from that Sub-Account.

TRANSFERS AMONG SUB-ACCOUNTS. During the Accumulation Period, the Owner may transfer all or a portion of this Contract's value in its Sub-Accounts to other Sub-Accounts or the Fixed Account. We reserve the right to charge a $10 fee for each transfer after the first twelve transfers during any one contract year. This charge will be deducted from the funds transferred. We must be notified in a manner satisfactory to us. The transfer ordinarily will take effect on the first Valuation Date on or following the date notice is received at our Office.

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ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS. We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of contracts to which this Contract belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account", as used in this Contract, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Sub-Account.

We reserve the right, when permitted by law, to:

1. Deregister the Separate Account under the Investment Company Act of 1940;

2. Manage the Separate Account under the direction of a committee at any time;

3. Restrict or eliminate any voting privileges of contractowners or other persons who have voting privileges as to the Separate Account; and

4. Combine the Separate Account or any Sub-Account(s) with one or more other separate accounts or sub-accounts.

CHANGE OF INVESTMENT OBJECTIVES. We reserve the right to change the investment objective of any Sub-Account. If required by law or regulation, an investment objective of the Separate Account, or of a Series Fund portfolio designated for a Sub-Account, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Contract is delivered.

ACCUMULATION UNIT VALUE. Some of the contract values fluctuate with the investment results of the Sub-Accounts. In order to determine how investment results affect the contract values, an Accumulation Unit Value is determined for each Sub-Account. The Accumulation Unit Value may increase or decrease from one Valuation Period to the next. Accumulation Unit Values also will vary between Sub-Accounts.

The Accumulation Unit Value of any Sub-Account at the end of a Valuation Period is the result of:

1. The total value of the assets held in the Sub-Account. This value is determined by multiplying the number of shares of the designated Series Fund portfolio owned by the Sub-Account times the net asset value per share; minus

2. The accrued charge for administration and adverse mortality and expense experience. The daily amount of this charge is equal to the net assets of the Sub-Account multiplied by the Mortality and Expense Charge shown on Page 3; minus

3. The accrued amount of reserve for any taxes that are determined by us to have resulted from the investment operations of the Sub-Account; and the result divided by

4. The number of outstanding units in the Sub-Account.

The use of the Accumulation Unit Value in determining contract values is described in the Contract Value Provisions.

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                               GENERAL PROVISIONS

THE CONTRACT. This Contract and the attached application constitute the entire Contract. All statements in the application, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Contract or be used in defense of a claim unless it is contained in the written application. No Contract provision can be waived or changed except by endorsement. Such endorsement must be signed by our President or Secretary. We reserve the right to amend the Contract to meet the requirements of any applicable Federal or state laws or regulations.

OWNERSHIP. This Contract belongs to the Owner. The Owner as shown on Page 3, or as subsequently changed, may exercise all rights under this Contract including the right to transfer ownership. These rights may be subject to the consent of any assignee or irrevocable beneficiary.

SUCCESSOR OWNER. A Successor Owner can be named in the application or by Written Notice. If the Owner is not the Annuitant, the Successor Owner will become the new Owner should the Owner die before the Annuitant.

CHANGE OF OWNERSHIP UPON REQUEST. We will not be bound by any requested change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by us. If we request, this Contract must be returned to our Office for endorsement.

Changing the Owner or naming a new Successor Owner cancels any prior designation of Successor Owner, but it does not change the Beneficiary or the Annuitant.

CHANGE OF OWNERSHIP UPON DEATH OF OWNER. Should the Owner die during the Accumulation Period, we will be bound by the following:

1. If the Owner is the Annuitant, then the Death Benefit Proceeds are payable as provided in the Death Benefit Provisions.
2. If the Owner is not the Annuitant and dies before the Annuitant:
   (a) If no Successor Owner is named and alive, the Owner's estate will become the new Owner. The Cash Value must be distributed within five years of the former Owner's death; or
   (b) If the Successor Owner is alive and is the Owner's spouse, this Contract will continue with the spouse as the new Owner; or
   (c) If the Successor Owner is alive and is not the Owner's spouse, the Successor Owner will become the new Owner. The Cash Value must be distributed either:
       (1) within five years of the former Owner's death; or
       (2) over the lifetime of the new Owner, if a natural person, with payments beginning within one year of the former Owner's death; or
       (3) over a period that does not exceed the life expectancy (as defined by the Internal Revenue Code and Regulations adopted under the Code) of the new Owner, if a natural person, with payments beginning within one year of the former Owner's death.

ASSIGNMENT. This Contract may be assigned prior to the Maturity Date. We will not be bound by any assignment unless made by Written Notice. The assignment will be effective on the date the Written Notice is received at our Office and accepted by us. We assume no responsibility for the validity of any assignment.

INCONTESTABILITY. This Contract is incontestable from the Contract Date.

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BENEFICIARY. The Beneficiary, as named in the application or subsequently changed, is entitled to receive the Death Benefit Proceeds, if any, as provided in the Death Benefit Provisions of this Contract. If no Beneficiary is alive, the benefits payable to the Beneficiary will be paid to the Owner, if surviving, otherwise to the Owner's estate.

CHANGE OF BENEFICIARY. We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment we made before the Written Notice is received. If we request, this Contract must be returned to our Office for endorsement.

AGE AND SEX. If a date of birth or sex has been misstated, any amount payable will be adjusted to conform to the correct date of birth and sex.

CONTRACT YEARS. Contract years and anniversaries are measured from the Contract Date.

REPORTS. During the Accumulation Period, we will send a report to the Owner at least once each year. It will show the activity that occurred during the year and the value of the Contract as of the date of the report.

CONTRACT PAYMENT. All payments from the Fixed Account will be paid in one sum unless otherwise elected under the Annuity Provisions of this Contract. We have the right to postpone payments and transfers from the Fixed Account for up to six months. All payments and transfers from the Sub-Accounts will be processed as provided in this Contract unless one of the following situations exist:

1. The New York Stock Exchange is closed; or
2. The SEC requires that trading be restricted or declares an emergency; or
3. The SEC allows us to defer payments to protect our contractowners.

PROTECTION OF PROCEEDS. Unless the Owner directs by filing Written Notice, no Beneficiary may assign any payments under this Contract before the same are due. To the extent permitted by law, no payments under this Contract will be subject to the claims of creditors of any Beneficiary.

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                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS. Payments after the first are payable at our Office. The amount of payment which may be paid during any contract year may not exceed the Maximum Additional Payment shown on Page 3 without our consent. Payments will not be accepted in an amount less than the Minimum Additional Payment shown on Page 3 without our consent. Our acceptance of any payment shall not constitute a waiver of these limits with respect to subsequent payments.

                                     Page 9

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                            CONTRACT VALUE PROVISIONS

NET PAYMENT. The net payment will be the payment received less Premium Tax, if any.

ALLOCATION OF NET PAYMENTS. Net payments will be allocated to the Accounts on the first Valuation Date on or following the date the payment is received at our Office. With respect to the Initial Payment, the allocation will take place on the Contract Date.

Any allocation to an Account must not be less than the Minimum Allocation Percentage shown on Page 3. No fractional percentages are permitted. The allocation of future net payments may be changed by the Owner. We reserve the right to limit such change to once each year. The request for change of allocations must be in a manner satisfactory to us. The allocation change will be effective the date the request for change is recorded by us.

SUB-ACCOUNT VALUE. At the end of any Valuation Period, the Sub-Account value is equal to the number of units that the Contract has in the Sub-Account, multiplied by the Accumulation Unit Value of that Sub-Account.

The number of units that the Contract has in each Sub-Account is equal to:

1. The initial units purchased on the Contract Date; plus
2. Units purchased at the time additional net payments are allocated to the Sub-Account; plus
3. Units purchased through transfers from another Account; minus
4. Any units that are redeemed to pay for partial withdrawals; minus
5. Any units that are redeemed as part of a transfer to another Account; minus
6. Any units that are redeemed to pay the Annual Contract Charge, Premium Tax and transfer fees, if any.

FIXED ACCOUNT. At the end of any Valuation Period, the value is equal to:

1. The sum of all net payments allocated to the Fixed Account; plus
2. Any amounts transferred from a Sub-Account to the Fixed Account; plus
3. Total interest credited to the Fixed Account; minus
4. Any amounts withdrawn from the Fixed Account to pay for partial withdrawals; minus
5. Any amounts transferred to a Sub-Account from the Fixed Account; minus
6. Any amounts charged to pay the Annual Contract Charge, Premium Tax and transfer fees, if any.

Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 4% per year. We may declare from time to time higher current interest rates. The interest rates we set will be credited for increments of at least one year measured from each purchase payment or transfer date.

On transfers from the Fixed Account to a Sub-Account, unless we otherwise consent:

1. Written Notice must be within 30 days after a contract anniversary.
2. The transfer will ordinarily take place on the first Valuation Date on or following the date we receive such Written Notice.
3. The amount that may be transferred is the greater of (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

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We reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after we receive such Written Notice.

ANNUAL CONTRACT CHARGE. During the Accumulation Period, the Annual Contract Charge shown on Page 3 will be made once a year on each contract anniversary from the Annuity Value. If the Contract is surrendered on other than an anniversary date, the charge will also be made on the date of surrender.

ANNUITY VALUE. At the end of any Valuation Period, the Annuity Value is equal to the sum of the Account values.

PARTIAL WITHDRAWAL. Prior to the Maturity Date, a partial withdrawal may be made by the Owner without surrender of this Contract. Unless we otherwise consent:

1. The request must be made by Written Notice.
2. The partial withdrawal may not reduce the Cash Value to less than the Minimum Balance shown on Page 3.
3. No partial withdrawal may be made during the first contract year.
4. No more than one partial withdrawal may be made during any contract year.
5. No amount from the Fixed Account may be withdrawn.

The amount payable will be the partial withdrawal less any applicable withdrawal charge and Premium Tax. The Sub-Account(s) for the withdrawal may be specified. If not specified, withdrawals will be based on the current allocation election.

CASH VALUE. This Contract may be surrendered by the Owner for its Cash Value upon Written Notice at any time prior to the then current Maturity Date. The Cash Value at any time equals the Annuity Value on the Valuation Date coincident with or next following the date we receive Written Notice of surrender less any applicable withdrawal charge and Premium Tax. Payment will usually be made within seven days of Written Notice subject to the Contract Payment section of the General Provisions and the Fixed Account section of these provisions.

WITHDRAWAL CHARGE. On the surrender or partial withdrawal of purchase payments paid beyond the Withdrawal Charge Period shown on Page 3, no withdrawal charge will be imposed.

On the partial withdrawal of purchase payments within the Withdrawal Charge Period, the withdrawal charge will equal the purchase payment paid within the Withdrawal Charge Period times the applicable Withdrawal Charge Percentage shown on Page 3. However, for the first partial withdrawal during each contract year, any withdrawal charge will be waived on the first 10% of the Annuity Value being withdrawn.

On the surrender of purchase payments within the Withdrawal Charge Period, the withdrawal charge will equal the purchase payment paid within the Withdrawal Charge Period times the applicable Withdrawal Charge Percentage shown on Page 3. No waiver of a withdrawal charge will be made for any portion of a surrender.

BASIS OF COMPUTATION. A detailed statement of the method of computation of values has been filed with the insurance supervisory official of the jurisdiction in which this Contract is delivered. All values for this Contract are equal to or greater than the values required by statutes in such jurisdiction.

                                    Page 11

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                               ANNUITY PROVISIONS

COMMENCEMENT OF ANNUITY PAYMENTS. Monthly annuity payments will begin as of the Maturity Date shown on Page 3, unless another Maturity Date has been elected as provided in these provisions.

MATURITY DATE. The Maturity Date shown on Page 3 may be changed to a different Maturity Date, subject to all of the following:

1. Written Notice prior to the Maturity Date.
2. The new Maturity Date is at least 5 years after the Contract Date.
3. The attained age of the Annuitant as of the new Maturity Date is not greater than 90.

ANNUITY OPTION. The Annuity Option shown on Page 3 may be changed to any other option available upon Written Notice prior to the Maturity Date. If a variable account annuity payment option is chosen, the Owner must include in the Written Notice the Sub-Account allocation of the Annuity Proceeds as of the Maturity Date.

CHANGE OF ANNUITANT. As of the Maturity Date and upon agreement with us, the Owner may elect a different Annuitant or add a joint annuitant who will be a joint payee under either Option C or Option E.

PAYEE. The Annuitant(s) on the Maturity Date will become the payee(s) and receive the annuity payments.

AVAILABILITY. If the payee is not a natural person, an Annuity Option is only available with our permission. No Annuity Option is available if:

1. The payee is an assignee; or
2. The periodic payment is less than $20.

AGE. Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for ages or combination of ages not shown upon request.

PROOF OF AGE AND SEX. Prior to making the first monthly annuity payment under this Contract, we reserve the right to require satisfactory evidence of the birthdate and the sex of any payee. If required by law to ignore differences in sex of any payee, annuity payments will be determined using unisex rates.

PROOF OF SURVIVAL. Prior to making any payment under this Contract, we reserve the right to require satisfactory evidence that the payee is:

1. Alive on the due date of such payment; and
2. Legally qualified to receive such payment.

DEATH BENEFIT AFTER THE MATURITY DATE. The death benefit after the Maturity Date and after the commencement of annuity payments depend upon the annuity option selected. If a payee dies on or after the commencement of annuity payments, the remaining portion of any interest in the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of the payee's death.

RESTRICTIONS. After the Maturity Date, no additional purchase payments, partial withdrawals, transfers, full surrenders, change of Annuitants nor Annuity Options may be made under this Contract.

                                    Page 12

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                         FIXED ACCOUNT ANNUITY PAYMENTS

INTEREST AND MORTALITY. All Fixed Account annuity option payments are based on a guaranteed interest rate of 3%. Mortality is based on the "1983 Table a" mortality table with projection. Gender based mortality tables will be used unless prohibited by law.

AMOUNT OF MONTHLY FIXED ACCOUNT ANNUITY PAYMENT. The amount of each monthly annuity payment will be determined by multiplying:

1. The appropriate rate based on the guaranteed interest rate and, for Options B and C, the mortality table for Fixed Account annuity payments; times
2. The Annuity Proceeds as of the Maturity Date.

FIXED ACCOUNT ANNUITY OPTIONS. The following options are available for payment of Fixed Account monthly annuity payments. The rates shown are the guaranteed rates for each $1,000 of Annuity Proceeds at selected ages. Any guaranteed rates not shown for the options below will be available upon request. Higher current rates may be available at the Maturity Date.

Option A - Fixed Period. The Annuity Proceeds will be paid in equal installments. The installments will be paid over a fixed period determined from the following table:

            Fixed Period                                   Rate
            (in Months)

                60                                        17.91
               120                                         9.61
               180                                         6.87
               240                                         5.51

Option B - Life Income. The Annuity Proceeds will be paid in equal installments determined from the following table. Such installments are payable:

1. during the payee's lifetime only (Life Annuity); or
2. during a 10 Year fixed period certain and for the payee's remaining lifetime (Certain Period); or
3. until the sum of installments paid equals the Annuity Proceeds applied and for the payee's remaining lifetime (Installment Refund).

Payee's       Life Annuity           Certain Period         Installment Refund
 Age     Male  Female   Unisex   Male   Female   Unisex   Male   Female   Unisex

  55     4.20   3.81    4.01     4.15    3.79     3.98    4.00    3.71     3.85
  60     4.67   4.17    4.43     4.59    4.14     4.37    4.37    4.02     4.19
  65     5.33   4.68    5.01     5.17    4.61     4.90    4.84    4.42     4.62
  70     6.26   5.39    5.82     5.89    5.24     5.58    5.45    4.94     5.18
  75     7.53   6.42    6.97     6.75    6.06     6.42    6.24    5.64     5.91
  80     9.33   7.95    8.63     7.66    7.04     7.37    7.25    6.57     6.88
  85    11.84  10.21   11.02     8.48    8.04     8.27    8.55    7.78     8.14
  90    15.31  13.49   14.40     9.08    8.81     8.96   10.21    9.30     9.74

Option C - Joint and Survivor Life Income. The Annuity Proceeds will be paid in equal installments during the joint lifetime of two payees and continuing upon the death of the first payee for the remaining lifetime of the survivor.

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

                        VARIABLE ACCOUNT ANNUITY PAYMENTS

ANNUITY UNIT VALUE. The Annuity Proceeds will be used to purchase variable annuity units in the chosen Sub-Account(s). The Annuity Unit Value in any Sub-Account will increase or decrease reflecting the investment experience of that Sub-Account.

The Annuity Unit Value of any Sub-Account at the end of a Valuation Period is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the Annuity Unit Value for that Sub-Account at the end of the immediately preceding Valuation Period;
(b) is the net investment factor for the Sub-Account for the Valuation Period;
    and
(c) is the Assumed Investment Return adjustment factor for the Valuation Period.

The Assumed Investment Return adjustment factor for the Valuation Period is the product of discount factors of .99986634 per day to recognize the 5.0% effective annual Assumed Investment Return.

The net investment factor used to calculate the value of the Annuity Unit Value in each Sub-Account for the Valuation Period is determined by dividing (d) by
(e) and subtracting (f) from the result, where:

(d)  is the net result of:
     (1) the net asset value of a Series Fund share held in that Sub-Account determined as of the end of the current Valuation Period; plus
     (2) the per share amount of any dividend or capital gain distributions made by the Series Fund for shares held in that Sub-Account if the ex-dividend date occurs during the Valuation Period; plus or minus
     (3) a per share charge or credit for any taxes reserved for, which we determine to have resulted from the investment operations of the Sub-Account.

(e) is the net asset value of a Series Fund share held in the Sub-Account determined as of the end of the immediately preceding Valuation Period.

(f) is a factor representing the mortality and expense risk fee, and administrative charge. This factor is equal, on an annual basis, to 1.40% of the daily net asset value of a Series Fund share held in the Separate Account for that Sub-Account.

DETERMINATION OF THE FIRST VARIABLE PAYMENT. The amount of the first variable payment is determined by multiplying the Annuity Proceeds times the appropriate rate from the variable option selected. The tables are based on the "1983 Table a" mortality table with projection with a 5% effective annual Assumed Investment Return and assuming a Maturity Date in the year 2000. Gender based mortality tables will be used unless prohibited by law.

The amount of the first payment depends upon the adjusted age of the Annuitant. The adjusted age is the Annuitant's actual age nearest birthday at the Maturity Date, adjusted as follows:

               Maturity Date               Adjusted Age

               Before 2001                 Actual Age
               2001 - 2010                 Actual Age minus 1
               2011 - 2020                 Actual Age minus 2
               2021 - 2030                 Actual Age minus 3
               2031 - 2040                 Actual Age minus 4

After the year 2040 as determined by us.

DETERMINATION OF SUBSEQUENT VARIABLE PAYMENTS. The amount of variable annuity payments after the first will increase or decrease according to the Annuity Unit Value which reflects the investment experience of the selected Sub-Account(s). Each variable annuity payment after the first will be equal to the number of variable annuity units in each selected Sub-Account multiplied by the Annuity Unit Value of that Sub-Account on the date the payment is processed. The number of variable annuity units in any selected Sub-Account is determined by dividing the first variable annuity payment allocated to that Sub-Account by the variable Annuity Unit Value of that Sub-Account on the date the first annuity payment is processed.

VARIABLE ACCOUNT ANNUITY OPTIONS. The following options are available for payment of Variable Account monthly annuity payments. The rates shown are the guaranteed rates for each $1,000 of Annuity Proceeds at selected ages. These rates are used to determine the first variable payment under each option. Any guaranteed rates not shown for the options below will be available upon request.

Option D - Variable Life Income. The Annuity Proceeds will be paid in installments determined from the following table. Such installments are payable:

1. during the payee's lifetime only (Variable Life Annuity); or
2. during a 10 year fixed period certain and for the payee's remaining lifetime (Variable Certain Period).

     Adjusted        Variable Life Annuity        Variable Certain Period
    Payee's Age    Male     Female     Unisex    Male     Female     Unisex

       55          5.39      4.98      5.19      5.33      4.95       5.14
       60          5.88      5.36      5.63      5.77      5.31       5.55
       65          6.57      5.88      6.23      6.35      5.78       6.07
       70          7.53      6.61      7.08      7.05      6.41       6.75
       75          8.84      7.68      8.25      7.86      7.21       7.54
       80         10.69      9.26      9.97      8.71      8.15       8.44
       85         13.27     11.62     12.44      9.48      9.07       9.29
       90         16.82     15.02     15.89     10.03      9.79       9.93

Option E - Variable Joint and Survivor Life Income. The Annuity Proceeds will be paid in installments during the joint lifetime of two payees and continuing upon the death of the first payee for the remaining lifetime of the survivor.

                               WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO

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             FLEXIBLE PAYMENT VARIABLE ACCUMULATION DEFERRED ANNUITY

                         Death Benefit Prior to Maturity
                   Monthly Annuity Commencing on Maturity Date
                         Non-Participating - No Dividends